Exhibit 99.1

Rex Energy Announces First Quarter Production Results, Updated Capital

Expenditure Budget and Date of Earnings Release

STATE COLLEGE, Pa., April 23, 2013 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today announced first quarter 2013 production volumes of 75.3 MMcfe/d, consisting of 53.2 MMcf/d of natural gas and 3.7 Mboe/d of oil, condensate and NGLs, an increase of 24% over the first quarter of 2012 and 2% over the fourth quarter of 2012. Oil and NGLs accounted for 29% of net production during the first quarter of 2013. First quarter 2013 production of 75.3 MMcfe/d exceeded the high end of the company’s guidance of 71.5 – 73.5 MMcfe/d by 2%.

The company also announced its first quarter 2013 natural gas, oil and NGLs price realizations (including the effect of cash-settled derivatives). For the three months ended March 31, 2013, realized prices were $4.28 per Mcf for natural gas, $90.70 per barrel for oil and condensate and $45.92 per barrel for NGLs, which was approximately 49% of the average quoted NYMEX oil price for the first quarter of 2013. Realized prices before the effects of hedging were $3.51 per Mcf for natural gas, $91.52 per barrel for oil and condensate and $44.86 per barrel for NGLs, which was approximately 48% of the average quoted NYMEX oil price for the first quarter.

Updated Capital Expenditure Budget

Rex Energy is increasing its capital expenditure budget for 2013 by $25 million to $255 - $275 million. The increase in planned capital expenditures is due to an increase in drilling and completion activities in the company’s non-operated joint venture area in Westmoreland County, Pennsylvania. The additional wells are expected to be placed into sales in the second half of 2013; therefore, Rex Energy is not updating its full-year production guidance at this time.

Tom Stabley, Rex Energy’s Chief Executive Officer, commented, “Given the strong production results from the most recently completed wells, we are pleased to announce our participation in the planned drilling and completion activities in our non-operated Westmoreland County area. We believe the planned activities will generate strong rates of return in the current gas price environment.”

First Quarter Earnings Release and Conference Call

Rex Energy plans to release first quarter 2013 operational and financial results on Tuesday, April 30, 2013 after market close. Management will host a live conference call and webcast on Wednesday, May 1, 2013 at 10 a.m. ET to review first quarter results and operational highlights. Reference materials for the conference call and webcast will be posted to the company’s website prior to the call. All financial results included in the first quarter earnings release and discussed on the conference call and webcast will remain subject to our independent auditor’s review. The telephone number to access the conference call is (XXX) XXX-XXXX. The conference call will be available for replay through the company’s website at www.rexenergy.com under the Investor Relations tab. The replay of the event and reference materials will be available on the company’s website through June 1, 2013.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward Looking Statements

Except for historical information, statements made in this release, including those relating to capital expenditures; drilling and completion plans; and expected timing of production and resulting sales are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” and similar words. These statements are based on management’s experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. However, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown and we cannot assure that the company can or will meet the goals, expectations and projections in this release. Any number of factors could cause our actual results to be materially different from those expressed or implied in our forward looking statements, including (without limitation):

•	economic conditions in the United States and globally;

•	domestic and global demand for oil, NGLs and natural gas;

•	volatility in oil, NGL, and natural gas pricing;

•	new or changing government regulations, including those relating to environmental matters, permitting, or other aspects of our operations;

•	the geologic quality of the company’s properties with regard to among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil and natural gas reserves;

•	our ability to increase oil and natural gas production and income through exploration and development;

•	drilling and operating risk;

•	the success of our drilling risk techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill them, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment such as drilling rigs and infrastructure, such as transportation pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of our prospect development and property acquisition;

•	the success of our business and financial strategies, and hedging strategies;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	the adequacy and availability of capital resources, credit and liquidity including but not limited to, access to additional borrowing capacity; and

•	legal and regulatory environment for our industry and our own legal proceedings and their outcome

The company undertakes no obligation to publically update or revise any forward-looking statements. Further information on the company’s risk and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

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For more information, please contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com